As filed with the Securities and Exchange Commission on November 17, 2006
                                                     Registration No. 333-138501


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                               Amendment No. 1 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                             ----------------------

                           NEWKIRK REALTY TRUST, INC.
             (Exact name of registrant as specified in its charter)

                             ----------------------

               Maryland                                 20-3164488
       (State of Organization)              (I.R.S. Employer Identification No.)

                             ----------------------

                                7 Bulfinch Place
                                    Suite 500
                              Boston, MA 02114-9507
                                 (617) 570-4680
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------------

                                Michael L. Ashner
                      Chairman and Chief Executive Officer
                                7 Bulfinch Place
                                    Suite 500
                              Boston, MA 02114-9507
                                 (617) 570-4680
 (Name, address, including zip code, and telephone number, including area code, of agent for service):

                             ----------------------

                                   Copies to:
                              Mark I. Fisher, Esq.
                               Elliot Press, Esq.
                           Katten Muchin Rosenman LLP
                               575 Madison Avenue
                               New York, NY 10022
                                 (212) 940-8877

                             ----------------------

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a registration statement pursuant to General Instruction I.D or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. |_|

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


------------------------------------------------------------------------------------------------------------------------------
                                                CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
                                                                     Proposed            Proposed
                                                Amount                maximum             maximum             Amount of
         Title of each class of                 to be             offering price         aggregate          registration
      securities to be registered             registered           per share (1)      offering price (1)         Fee
------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.01 per share    49,375,000 shares (2)        $16.30            $804,812,500           $86,115(3)
------------------------------------------------------------------------------------------------------------------------------


(1) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low reported sale prices of the common stock on The New York Stock Exchange on November 3, 2006.

(2) Represents 45,000,000 shares issuable upon redemption of limited partnership interests and 4,375,000 shares of currently outstanding common stock being registered for resale. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such number of additional securities as may be issued to prevent dilution from stock splits, stock dividends or similar transactions.


(3)   This amount has been paid.


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2006


                                   PROSPECTUS

                           Newkirk Realty Trust, Inc.

                                49,375,000 Shares

                                  Common Stock

      This prospectus relates to and covers two separate offerings:

Issuance of Common Stock Upon Redemption of MLP Units

      At our election, we may issue up to 45,000,000 shares of our common stock in exchange for units of limited partnership interest in our operating partnership, The Newkirk Master Limited Partnership. We refer to units of limited partnership interest in our operating partnership as MLP Units and our operating partnership as Newkirk MLP or the operating partnership. Our shares may be issued upon the redemption of the MLP Units by their holders. We may elect to pay the per unit redemption price in cash or by issuance of shares of our common stock. At this time, we anticipate that we will elect to issue shares of our common stock upon redemption of MLP Units.

      MLP Units that were outstanding as of the date of our initial public offering in November 2005 may be redeemed by their holders on and after November 7, 2006 subject to the satisfaction of the transfer restrictions and other terms and conditions contained in the Amended and Restated Limited Partnership Agreement of Newkirk MLP, which we refer to as the partnership agreement.

Resale of Common Stock by Selling Stockholders

      Up to 33,546,045 shares of our common stock issuable upon redemption of MLP Units to certain holders that may be deemed our affiliates and that are named in this prospectus under "Selling Stockholders" and 4,375,000 shares of our common stock currently held by Winthrop Realty Trust which may be deemed an affiliate of ours, may be offered for resale by such affiliates from time to time in one or more types of transactions described in this prospectus under "Plan of Distribution."

                                   ----------

      We have agreed to merge with Lexington Corporate Properties Trust, which we refer to as Lexington. The merger is subject to the satisfaction of a number of conditions. These conditions include approval of the merger by our stockholders and Lexington's shareholders and approval of amendments to the operating partnership agreement by holders of MLP Units. Shareholder and partner meetings are presently scheduled to be held on November 20, 2006. If the merger is consummated, the MLP Units will be redeemable, at the election of Lexington, for up to 36,000,000 common shares of Lexington, after giving effect to a 0.8 for 1 reverse split of MLP Units. See "Prospectus Summary - Merger Agreement with Lexington Corporate Properties Trust."

      We will not receive any additional cash consideration when we issue shares of our common stock to holders of MLP Units upon redemption of their MLP Units. Also, we will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. We have agreed to pay the expenses of the registration and issuance of the shares of common stock.

      To ensure that we maintain our qualification as a real estate investment trust under the applicable provisions of the Internal Revenue Code of 1986, as amended, ownership of our equity securities by any person is subject to certain limitations. See "Description of Stock--Restrictions on Ownership and Transfer."

      Investing in our common stock involves risks. See "Risk Factors" referred to on page 10 of this prospectus and in any accompanying prospectus supplement.


      Shares of our common stock are listed on the New York Stock Exchange under the symbol "NKT". On November 15, 2006, the last reported sale price of our common stock on the New York Stock Exchange was $17.07 per share.


      Our principal executive offices are located at 7 Bulfinch Place, Suite 500, Boston, MA 02114, telephone number (617) 570-4680, and at Two Jericho Plaza, Wing A, Jericho, NY 11753, telephone number (516) 822-0022.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is __________ , 2006.

                                TABLE OF CONTENTS
                                                                            Page

ABOUT THIS PROSPECTUS..........................................................5
PROSPECTUS SUMMARY.............................................................6
      Overview; Objectives.....................................................6
      Merger Agreement with Lexington Corporate Properties Trust...............7
THE OFFERINGS..................................................................8
RISK FACTORS..................................................................10
FORWARD-LOOKING STATEMENTS....................................................10
USE OF PROCEEDS...............................................................11
DESCRIPTION OF STOCK..........................................................11
      General.................................................................11
      Authorized Stock........................................................11
      Common Stock............................................................11
      Preferred Stock.........................................................12
      Special Voting Preferred Stock..........................................13
      Power to Increase Authorized Stock and Issue Additional Shares of
        Our Common Stock and Preferred Stock..................................13
      Restrictions on Ownership and Transfer..................................13
      Transfer Agent and Registrar............................................15
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS..............16
      The Board of Directors..................................................16
      Removal of Directors....................................................16
      Liability and Indemnification of Officers and Directors.................16
      Business Combinations...................................................17
      Control Share Acquisitions..............................................17
      Unsolicited Takeovers...................................................18
      Amendments to Our Charter and Bylaws....................................19
      Dissolution.............................................................19
      Meetings of Stockholders; Advance Notice of Director Nominations
        and New Business......................................................19
      Anti-Takeover Effect of Certain Provisions of Maryland Law and of
        Our Charter and Bylaws................................................20
      Affiliate Transactions..................................................20
NEWKIRK MLP'S AMENDED AND RESTATED PARTNERSHIP AGREEMENT;
  REDEMPTION OF MLP UNITS.....................................................21
      Organization; History...................................................21
      Management..............................................................21
      Transferability of Interests............................................21
      Capital Contributions and Borrowings....................................22
      Redemption Rights.......................................................22
      Operations..............................................................23
      Allocations.............................................................23
      Distributions...........................................................24
      Amendments..............................................................24
      Exculpation and Indemnification of the General Partner..................24
      Term....................................................................25
      Tax Matters Partner.....................................................25
      Effect of Lexington Merger on Newkirk MLP...............................25
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS..............................27
      General.................................................................27
      Requirements for Qualification..........................................28
      Taxation of Shareholders................................................32
      Other Tax Consequences..................................................35
SELLING STOCKHOLDERS..........................................................36
PLAN OF DISTRIBUTION..........................................................37
      Issuance of Common Stock Upon Redemption of MLP Units...................37
      Resales  by Selling Stockholders........................................37
EXPERTS.......................................................................39
LEGAL MATTERS.................................................................40
WHERE YOU CAN FIND MORE INFORMATION...........................................40
INCORPORATION BY REFERENCE....................................................40

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, the securities described in this prospectus only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operation and prospects may have changed since those dates.

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a "shelf" registration process or continuous offering process. Under this shelf registration process, the selling stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling stockholders. We may also file, from time to time, a prospectus supplement or an amendment to the registration statement of which this prospectus forms a part containing additional information about the selling stockholders and the terms of the offering of the securities. That prospectus supplement or amendment may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement or amendment may also add, update, or change information in this prospectus. If there is any supplement or amendment, you should rely on the information in that prospectus supplement or amendment.

      This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement and any amendments to such registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

      You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information." Information incorporated by reference with the SEC after the date of this prospectus, or information included in any prospectus supplement or an amendment to the registration statement of which this prospectus forms a part, may add, update, or change information in this prospectus or any prospectus supplement. If information in these subsequent filings, prospectus supplements or amendments is inconsistent with this prospectus or any prospectus supplement, the information incorporated by reference or included in the subsequent prospectus supplement or amendment will supersede the information in this prospectus or any earlier prospectus supplement. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

                               PROSPECTUS SUMMARY

      This summary highlights information more fully described elsewhere in this prospectus and contains the material terms of this offering. However, you should read this entire prospectus, including the section entitled "Risk Factors," carefully before deciding to invest in our common stock. Unless otherwise mentioned or unless the context otherwise requires, all references in this prospectus to (a) "we," "us," "our," or similar references mean Newkirk Realty Trust, Inc., (b) "Newkirk MLP" or the "operating partnership" means The Newkirk Master Limited Partnership, (c)"NKT Advisors" or our "Advisor" means NKT Advisors LLC, (d) "our properties" and properties held by "us" or properties that "we" hold refers to properties owned by Newkirk MLP and (e) "Lexington" means Lexington Corporate Properties Trust.

Overview; Objectives

      We are a Maryland corporation that has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, which we refer to as the Code. We were formed in July 2005 and began operations in November 2005 when we acquired, upon consummation of our initial public offering, the general partner interest and a 30.1% ownership interest in Newkirk MLP. All of our operations are conducted and all our assets are held through Newkirk MLP. Our shares of common stock are traded on the New York Stock Exchange under the symbol "NKT." On July 23, 2006, we entered into a definitive Agreement and Plan of Merger, which was amended on September 11, 2006 and October 13, 2006, with Lexington, pursuant to which we have agreed to merge with and into Lexington. See "Merger Agreement with Lexington Corporate Properties Trust," below.

      Our primary business is the acquisition, ownership, management and strategic disposition of single-tenant and net-leased assets. We actively seek to acquire both conventional and opportunistic single tenant and net lease properties and related assets, including debt secured by these types of real estate assets. As of September 30, 2006, our primary assets were our interests in 167 real properties, almost all of which were net leased to a single tenant and were located in 33 states and contained an aggregate of 17,055,618 square feet. We also held: (i) a 50% interest in 111 Debt Holdings LLC, a joint venture formed to acquire and originate loans secured, directly and indirectly, by real estate assets; (ii) subordinated interests in a securitized pool of notes evidencing first mortgage indebtedness secured by certain of our properties as well as other properties; (iii) limited partnership interests in various partnerships that own commercial net leased properties; (iv) an interest in a management company that provides services to other real estate partnerships; (v) ground leases, remainder interests or the right to acquire remainder interests in various properties; and (vi) miscellaneous other assets.

      Our affairs are currently managed by NKT Advisors, our external advisor, under the supervision of our executive officers and board of directors. For providing advisory services to Newkirk, NKT Advisors is entitled to a base management fee which is paid quarterly and is based on the outstanding equity in us and the Newkirk MLP, with a minimum annual fee of $4,800,000, as well as an incentive management fee based on the results of operations of Newkirk MLP. In turn, NKT Advisors subcontracts for certain services with Winthrop Realty Partners, L.P. The Chief Executive Officer of both NKT Advisors and Winthrop Realty Partners is Michael L. Ashner, who is also our Chairman and Chief Executive Officer. The advisory agreement with NKT Advisors will be terminated on the closing of the Lexington merger.

      Since our initial public offering, our primary long-term business objectives have been to increase funds from operations, cash flow available for distribution to our stockholders and net asset value per share. At the time of our initial public offering, most of our properties had contractual primary term rental rates that were significantly above market and renewal rates significantly below the primary term rental rates. In addition, leases on approximately 14,000,000 square feet were scheduled to expire over the period extending through 2009. As a result, we anticipated that over this period our funds from operations and cash flow attributable to existing properties would decline. For the short-term, we have sought to actively manage our lease rollover and reduce the impact of the built in step down in cash flow and funds from operations with new rents derived from portfolio growth through acquisitions.

      From the closing of our initial public offering in November 2005 through October 18, 2006, we renewed, restructured and/or leased an aggregate of 3,732,000 square feet of space. Although we are not actively seeking to sell properties, during this period we have sold or agreed to sell approximately 4,165,000 square feet of space. Accordingly, a total of 7,897,000 square feet of space with leases scheduled to expire by the end of 2009 was relet, restructured, sold, or became under contract to be sold during this period. In the same period, we acquired 1,825,000 square feet of industrial space for approximately $71,400,000 and office properties containing 994,000 square feet for approximately $108,100,000. During the same period our 111 Debt Holdings LLC joint venture acquired or committed to acquire $304,900,000 of debt assets.

Merger Agreement with Lexington Corporate Properties Trust

      On July 23, 2006, we entered into a definitive Agreement and Plan of Merger with Lexington, which as amended by Amendment Nos. 1 and 2 thereto, dated September 11 and October 13, 2006, respectively, we refer to as the merger agreement. The merger agreement sets forth the terms and conditions on which we will merge into Lexington, with Lexington as the surviving corporation. If the merger is consummated, each holder of our common stock will be entitled to receive 0.80 common shares of Lexington in exchange for each share of our common stock, and each outstanding MLP Unit will be converted into .80 units. MLP Units, which are currently redeemable at the option of the holder for cash based on the value of a share of our common stock, or at our option, for a share of our common stock, will be redeemable at the option of the holder for cash based on the value of a Lexington common share or, if Lexington elects, on a one-for-one basis for Lexington common shares, in each case after giving effect to the .80 for one reverse split of MLP Units. Upon effectiveness of the merger, the name of the surviving entity will be changed to Lexington Realty Trust and the name of Newkirk MLP will be changed to The Lexington Master Limited Partnership. We have filed with the SEC a Definitive Proxy Statement in connection with obtaining the approval of the merger by our stockholders. The proxy statement includes detailed information on the merger as well as about Lexington and is incorporated by reference herein except for information that is incorporated in the proxy statement by reference and other than the opinion of Lexington's financial advisor and the description of that opinion. Newkirk MLP has also filed with the SEC a Definitive Proxy Statement with respect to the appointment of a successor general partner to us and the adoption of an amended and restated limited partnership agreement. That proxy statement is also incorporated by reference herein. See "NEWKIRK MLP'S AMENDED AND RESTATED PARTNERSHIP AGREEMENT; REDEMPTION OF MLP UNITS - Effect of Lexington Merger on Newkirk MLP." Shareholder and partner meetings are presently scheduled to be held on November 20, 2006.

      The merger agreement has been approved by our Board of Directors and a Special Committee of the Board of Directors and by the Board of Trustees and a Special Committee of the Board of Trustees of Lexington. The merger is intended to qualify as a reorganization under Section 368(a) of the Code. The parties have each made customary representations, warranties and covenants in the merger agreement, including, among others, covenants to conduct their businesses in the usual, regular and ordinary course during the interim period between the execution of the merger agreement and the consummation of the merger and not to engage in various kinds of transactions during such period. In addition, prior to the closing of the merger it is anticipated that Lexington will make a special one-time cash distribution of $.17 per share to its shareholders and unitholders.

      The merger agreement contains certain termination rights for both us and Lexington and provides that in certain specified circumstances, a terminating party must pay the other party's expenses up to $5,000,000 in connection with the proposed transaction. In addition, the merger agreement provides that in certain specified circumstances (generally in the event a terminating party enters into an alternative transaction within six months of termination), a terminating party must also pay the other party a break-up fee of up to $25,000,000 (less expenses, if any, previously paid by the terminating party to the non-terminating party).

      Following the closing of the transactions contemplated by the merger agreement, Michael L. Ashner, the Chairman of our Board of Directors and our Chief Executive Officer, will become the Executive Chairman and Director of Strategic Transactions of Lexington and enter into a new three-year employment agreement with Lexington and Lara S. Johnson, one of our Executive Vice Presidents, will serve as Executive Vice President of Strategic Transactions. The surviving entity's Board of Trustees will consist of eleven members, three of whom will be appointed by us and eight of whom will be appointed by Lexington

      In connection with the merger, we will terminate our advisory agreement with NKT Advisors for an aggregate payment by us of $12,500,000. In addition, the surviving entity will obtain the benefit of our exclusivity arrangement with Mr. Ashner with respect to all business opportunities related to net-leased properties that are offered to or generated by Mr. Ashner.

      Simultaneously with the execution of the merger agreement, beneficial owners of approximately 46% of our voting securities entered into voting agreements pursuant to which they agreed, among other things, to vote to approve the merger.

      We maintain a website, www.newkirkreit.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K are available free of charge on the website.

                                  THE OFFERINGS

Issuer                       Newkirk Realty Trust, Inc.

The Offerings                There are two offerings covered by this prospectus:

                             o the issuance of shares of our common stock in exchange for MLP Units in our operating partnership, Newkirk MLP, upon the redemption of MLP Units by their holders; and

                             o the resale of shares of our common stock issued upon redemption of MLP Units by the selling stockholders named in this prospectus and the resale of shares of our common stock currently held by Winthrop Realty Trust.

MLP Unit Redemption          We may issue shares of our common stock in exchange
                             for MLP Units upon the redemption of the units by their holders on a one share for one unit basis.
                             There are 45,000,000 MLP Units that may be redeemed for shares issued pursuant to this prospectus, which represent 69.9% of the total outstanding MLP
                             Units. We may assume the redemption obligations of Newkirk MLP and may elect to pay the per unit redemption price in cash or by issuance of shares of our common stock. At this time, we anticipate that we will assume the redemption obligations and will elect to issue shares of our common stock covered by this prospectus upon the redemption of all outstanding MLP Units.

                             Under the partnership agreement, beginning on November 7, 2006, each holder of an MLP Unit that was outstanding on November 7, 2005 (other than us) has the right to redeem its MLP Units. This right may be exercised at the election of that limited partner by giving written notice, subject to some limitations. The purchase price for each of the MLP Units to be redeemed will equal the fair market value of one share of our common stock, calculated as the average of the daily closing prices for the ten consecutive trading days immediately preceding the date of determination or, if no closing price is available, the fair market value as determined in good faith by the board of directors of the general partner. The purchase price for the MLP Units may be paid in cash or, in our discretion, by the issuance of a number of shares of our common stock equal to the number of MLP Units with respect to which the rights are being exercised, subject to adjustment based on stock splits, below market issuances of common stock pursuant to rights, options or warrants to all holders of common stock and dividends of common shares. If the Lexington merger is consummated, each MLP Unit will thereafter be redeemable at the option of the holder for cash based on the value of a Lexington common share or, if Lexington elects, on a one-for-one basis for Lexington common shares, in each case giving effect to the .80 for one reverse split of MLP Units.

                             No holder of an MLP Unit may exercise its redemption rights if we could not issue stock to the redeeming partner in satisfaction of the redemption (regardless of whether we would in fact do so instead of paying cash) because of the ownership limitations contained in our charter, or if the redemption would cause us to violate the REIT requirements. The relevant sections of our charter generally prohibit direct or indirect ownership of more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or 9.8% by value of our outstanding capital stock. Our charter provisions further prohibit any person from beneficially or constructively owning shares of our stock that would result in us being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. In addition, no holder of an MLP Unit may exercise the redemption right:

                             o for fewer than 500 MLP Units or, if a limited partner holds fewer than 500 MLP Units, all of the MLP Units held by such limited partner;

                             o unless permitted by us, more than once each fiscal quarter; or

                             o if we determine that allowing such redemption may cause Newkirk MLP to be treated as a publicly traded partnership. We intend to permit on an annual basis, transfers and redemptions of MLP Units, excluding certain exempt transfers and redemptions, of up to 2% of the outstanding MLP Units exclusive of MLP Units held by us.

Common Stock Issuable Upon   45,000,000 shares
Redemption of MLP Units

Common Stock Offered for     37,921,045 shares (33,546,045 of which are included
Resale by Selling            in the 45,000,000 shares referred to above)
Stockholders

Use of Proceeds              We will not receive any additional cash
                             consideration from our issuance of common stock upon redemption of any MLP Units. In addition, we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

New York Stock Exchange      NKT
Symbol

Risk Factors                 We urge you to read carefully the risk factors
                             referred to on page 10 of this prospectus.

                                  RISK FACTORS

      Investing in our common stock involves risks. You should carefully consider the specific factors appearing or incorporated by reference in this prospectus. You should carefully consider the risks discussed under the caption "Forward-Looking Information and Risk Factors" included in our Annual Report on Form 10-K for the period ended December 31, 2005 and in our Definitive Proxy Statement filed with the SEC on October 26, 2006 and incorporated by reference in this prospectus. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in any prospectus supplement or post-effective amendment we may file or in other reports we file with the SEC in the future.

                           FORWARD-LOOKING STATEMENTS

      On one or more occasions, we may make statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, the statements under "Prospectus Summary" and located elsewhere in this prospectus or incorporated by reference herein relating to expectations of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer usage patterns and preferences, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

      Words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "targets," "will," "will continue," "will likely result" or other comparable expressions or the negative of these terms identify forward-looking statements. Forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause actual results or outcomes to differ materially from those expressed in any forward-looking statement. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved.

      In addition to other factors and matters discussed elsewhere in our quarterly, annual and current reports that we file with the Commission, and which are incorporated by reference into this prospectus, some important factors that could cause actual results or outcomes for us to differ materially from those discussed in forward-looking statements include, but are not limited to:

      o     the declaration or payment of distributions by us;

      o     the ownership, management and operation of properties;

      o potential acquisitions or dispositions of our properties, assets or other businesses;

      o our policies regarding investments, acquisitions, dispositions, financings and other matters;

      o     our qualification as a REIT under the Code;

      o     the real estate industry and real estate markets in general;

      o     the availability of debt and equity financing;

      o     interest rates;

      o     general economic conditions;

      o     supply of real estate investment opportunities and demand;

      o     trends affecting us or our assets;

      o the effect of acquisitions or dispositions on capitalization and financial flexibility;

      o the anticipated performance of our assets and of acquired properties and businesses, including, without limitation, statements regarding anticipated revenues, cash flows, funds from operations, earnings before interest, depreciation and amortization, property net operating income, operating or profit margins and sensitivity to economic downturns or anticipated growth or improvements in any of the foregoing; and

      o our ability, and that of our assets and acquired properties and businesses, to grow.

      Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors. We do not intend, and disclaim any duty or obligation, to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise, except as required by law. Readers are urged to carefully review and consider the various disclosures made in this prospectus and in our other documents filed with the Commission that attempt to advise interested parties of the risks and other factors that may affect our business, prospects and results of operations and financial condition.

                                 USE OF PROCEEDS

      We will not receive any additional consideration when we issue shares of common stock to the holders of MLP Units upon redemption of their units. Also, we will not receive any of the proceeds from the resale of shares of common stock by the selling stockholders. The selling stockholders will receive all proceeds from the sale of the shares of common stock.

                              DESCRIPTION OF STOCK

      The following is a summary description of the material terms of our capital stock. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, our charter and the other documents we refer to for a more complete understanding of our capital stock.

General

      We were formed under the laws of the State of Maryland. Rights of our stockholders are governed by the Maryland General Corporation Law, or the MGCL, our charter and our bylaws, copies of each of which are available upon request. See "WHERE YOU CAN FIND MORE INFORMATION." Certain provisions of our charter and our bylaws may have the effect of delaying, deferring or preventing a change of control that might involve a premium price for the holders of our common stock or otherwise be in their best interest. See "CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS".

Authorized Stock

      Our charter provides that we may issue up to 400 million shares of common stock, par value $0.01 per share, and 100 million shares of preferred stock, par value $0.01 per share.

      Under Maryland law, our stockholders are generally not liable for our debts or obligations.

Common Stock

      All shares of our common stock to be issued upon redemption of MLP Units have been duly authorized and upon issuance will be validly issued, fully paid and nonassessable. In addition, our currently outstanding shares of common stock are fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on ownership and transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company, including the preferential rights on dissolution of any class or classes of preferred stock.

      Subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to the vote of stockholders, including the election of directors. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares of our common stock are not able to elect any directors.

      Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on ownership and transfer of stock, shares of our common stock have equal dividend, liquidation and other rights.

      Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless, among other things, it is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter, however, provides for approval of these matters, except with respect to certain charter amendments, by an affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

      Our charter authorizes our board of directors to increase the number of shares of authorized common stock, to issue additional authorized but unissued shares of our common stock, to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series without stockholder approval.

      To maintain our qualification as a REIT, we intend to make regular quarterly distributions to our stockholders equal, in the aggregate, of at least 90% of our REIT taxable income, which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles. Distributions are authorized by our board of directors and declared by us based upon a variety of factors deemed relevant by our directors, and our distribution policy may change in the future. Our ability to make distributions to our stockholders depends, in part, upon our receipt of distributions from our operating partnership, which may depend, in part, upon the performance of our investment portfolio, and, in turn, upon our Advisor's management of our business.

      We currently anticipate that Newkirk will make regular quarterly distributions in respect of its operations as well as special distributions in respect of future property sales. However, future distributions are dependent upon many factors, including Newkirk MLP's earnings, capital requirements, property sales, financial condition and available cash flow. Also, certain provisions of Newkirk MLP's secured term loan with KeyBank and Bank of America restrict Newkirk's ability to make distributions under certain circumstances. The merger agreement permits us to declare a regular quarterly cash dividend in an amount not to exceed $0.40 per share in the interim period prior to the merger, and additional dividends, to the extent necessary to maintain our REIT status and avoid any imposition of entity-level income or excise taxes under the Code. If we declare additional dividends, Lexington is entitled to make a corresponding dividend equal to 125% of the excess dividend. Furthermore, if Lexington declares a dividend during the interim period prior to the merger in excess of the amount of its regular quarterly dividend, the merger agreement allows us to declare a dividend equal to 80% of Lexington's excess dividend.

      After the merger, Lexington anticipates paying annual cash dividends equal to $1.50 per common share which from the perspective of our current shareholders and holders of MLP Units would be equivalent to an annual distribution of $1.20 per share or MLP Unit after giving effect to the exchange ratio and the reverse unit split.

Preferred Stock

      Our charter authorizes our board of directors to increase the number of shares of authorized preferred stock, to classify any unissued shares of our preferred stock as separate classes or series of preferred stock and to reclassify any previously classified but unissued shares of any series of our preferred stock. Prior to issuance of shares of each class or series of our preferred stock, our board of directors is required by the MGCL and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of shares of our preferred stock with terms and conditions that may be unattractive to potential acquirors or may require a separate vote of the holders of such preferred stock to effect a change in control. Such preferred stock could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for our common stock or otherwise be in your best interest.

      Further, to the extent we issue preferred stock, holders of the preferred stock will likely have preferential rights to distributions made by us. Except as described below, we currently have no preferred stock outstanding and have no intention to issue any preferred stock with preferential rights to distributions, but if we do, such preferential rights of such preferred stock to distributions, in addition to delaying, deferring or preventing a transaction or change of control, could limit our ability to pay dividends or distributions with respect to our common stock.

Special Voting Preferred Stock

      Upon the consummation of our initial public offering, we issued to our Advisor our special voting preferred stock entitling it to vote on all matters for which our stockholders are entitled to vote. The number of votes that our Advisor is entitled to cast in respect of its special voting preferred stock equals the number of MLP Units that were outstanding on the date of our initial public offering (45,000,000), exclusive of MLP Units held by us. We refer to these MLP Units as Voting MLP Units. As Voting MLP Units are redeemed by Newkirk MLP at the option of the holder, the number of votes that our Advisor will be entitled to cast in respect of its special voting preferred stock will be decreased by an equivalent number. Our Advisor is not entitled to any regular or special dividend payments or other distributions in respect of its special voting preferred stock.

      Our Advisor has agreed to cast its votes in respect of the special voting preferred stock in direct proportion to the votes that are cast by holders of Voting MLP Units, except that our Advisor (through its managing member) is entitled to vote in its sole discretion to the extent the voting rights of Vornado Realty Trust's affiliates are limited under the advisory agreement with our Advisor.

      In connection with our anticipated merger with Lexington, at closing our special voting stock will be converted into a special voting preferred share of Lexington and will enable the 36,000,000 Voting MLP Units (which gives effect to the 0.80 reverse unit split) to retain the same right to direct the voting of the Lexington special voting preferred share as they presently have to direct the voting of our special voting preferred stock.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

      Our board of directors has the power to increase the number of authorized shares of any common stock and our preferred stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock. We believe that this provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed or traded. Our board of directors could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for our common stock or otherwise be in your best interest and could result in the entrenchment of our board of directors and management, regardless of their performance.

Restrictions on Ownership and Transfer

      In order for us to qualify as a REIT under the Code, not more than 50% (by value) of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). In addition, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year.

      Our charter generally prohibits direct or indirect ownership of more than 9.8% of the outstanding shares of capital stock. Our charter provisions further prohibit any person from beneficially or constructively owning shares of our capital stock that would result in us being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT.

      The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding shares of capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, less than 9.8% of the outstanding shares of common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of these limits on our outstanding shares of capital stock and thereby subject the stock to the applicable ownership limit.

      Our board of directors may, however, in its discretion, exempt a person from this ownership limitation and, as a condition to such exemption, may require a satisfactory ruling from the Internal Revenue Service, or the IRS, an opinion of counsel (as to our continued REIT status) and/or certain representations and undertakings from such person. We have granted exemptions from this ownership limitation to Winthrop Realty Trust to the extent that it acquires up to 17.5% of our common stock, to Vornado Realty Trust and its affiliates to the extent they hold up to 22.5% of our common stock (in either case, on a fully diluted basis assuming the redemption of all redeemable MLP Units in exchange for shares of our common stock, whether or not such MLP Units are then redeemable and, in the case of Vornado Realty Trust and its affiliates, excluding shares of our common stock owned indirectly through their ownership of shares of Winthrop Financial Trust) and to Apollo Real Estate Investment Fund III to the extent its share ownership would exceed the ownership limitation if it received shares of our common stock in redemption of its MLP units.

      Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our common stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

      Our charter provides that, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit as permitted by our board of directors, then any such purported transfer will be ineffective as to that number of shares in excess of the applicable ownership limit (rounded up to the nearest whole). Our charter further provides that the aforesaid number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth above, is referred to as a "purported beneficial transferee" if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, or is referred to as a "purported record transferee" if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void.

      Under our charter, shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the last reported sales price reported on a national securities exchange or the NASDAQ on the trading day immediately preceding the day of the event that resulted in the transfer of such shares of our stock to the trust if the shares are then traded) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our common stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such common stock will be paid to the charitable beneficiary.

      If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or as otherwise permitted by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee or owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on a national securities exchange or the Nasdaq Stock Market on the trading day immediately preceding the relevant date if the shares are then traded), and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

      The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares and may also exercise all voting rights with respect to the excess shares.

      Our charter provides that subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee's sole discretion, to:

      o rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

      o recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind or recast the vote.

      Any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of shares of our common stock on our status as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.

      All certificates representing shares of our stock bear a legend referring to the restrictions described above.

      These ownership and transfer limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is National City Bank located in Cleveland, Ohio.

        CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

      The following summary highlights material provisions of Maryland law that are applicable to us and material provisions of our charter and bylaws. You should refer to Maryland law, including the MGCL, and to our charter and our bylaws for a full description. You can obtain copies of our charter and our bylaws and every other exhibit to our registration statement from the SEC. See "WHERE YOU CAN FIND MORE INFORMATION." For a description of important differences between the rights of our stockholders before and after the merger, see "COMPARISON OF THE RIGHTS OF LEXINGTON COMMON SHAREHOLDERS AND NEWKIRK COMMON STOCKHOLDERS" in our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 26, 2006 and incorporated herein by reference.

The Board of Directors

      Our bylaws provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL (currently, one) nor more than eleven. Any vacancy will be filled at any regular meeting or at any special meeting of directors called for that purpose by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors may be filled by a majority of our entire board of directors and a vacancy resulting from removal of directors may be filled by the stockholders. The term of all directors will expire at the annual meeting of stockholders that follows the prior appointment or election of such director.

      We were formed by the senior management of our Advisor and the terms of our advisory agreement were not negotiated at arm's length. To address some of these conflicts of interest, our charter requires that a majority of our board of directors be independent directors and our bylaws provide that any transactions between us and Winthrop Realty Trust must be approved by all of our directors who are not directors or officers of Winthrop Realty Trust and do not have a material financial interest in Winthrop Realty Trust or the transaction.

Removal of Directors

      Our charter provides that a director may be removed only for cause (as defined in the charter) and then only by the affirmative vote of at least a majority of the votes entitled to be cast in the election of directors. This provision precludes stockholders from removing incumbent directors and filling the vacancies created by the removal with their own nominees except for cause and except by a substantial affirmative vote.

Liability and Indemnification of Officers and Directors

      The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from, among other things:

      o actual receipt of an improper benefit or profit in money, property or services; or

      o active and deliberate dishonesty established by a final judgment as being material to the cause of action.

      Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

      Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of us, or while a director or officer of us is or was serving, at our request, as a director, officer, agent, partner or trustee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter and bylaws shall include expenses (including attorney's fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding and without requiring a preliminary determination as to the ultimate entitlement to indemnification.

      The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

      o the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

      o the director or officer actually received an improper personal benefit in money, property or services; or

      o in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

      However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

      o a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and

      o a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Business Combinations

      Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or certain issuances or reclassifications of equity securities) between a Maryland corporation and any "interested stockholder" or any affiliate of an interested stockholder are prohibited for five years after the most recent date on which a person or entity becomes an interested stockholder. An interested stockholder is any person or entity who beneficially owns 10% or more of the voting power of the corporation's outstanding shares, or any affiliate of the corporation who was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation at any time within the two-year period prior to the date in question. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person would otherwise have become an interested stockholder. After the five-year period has elapsed, any such business combination must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder.

      Our board of directors has adopted a resolution exempting the company from the provisions of the MGCL relating to business combinations with interested stockholders or affiliates of interested stockholders. However, such resolution can be altered or repealed, in whole or in part, at any time if such alteration or repeal is approved by the unanimous vote of our independent directors.

Control Share Acquisitions

      Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by the stockholders by a vote of two-thirds of the votes entitled to be cast on the matter, excluding all interested shares. Shares owned by the acquiror, by its officers or directors who are employees of the corporation are excluded from shares entitled to vote on the matter. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

      o     one-tenth or more but less than one-third,

      o     one-third or more but less than a majority, or

      o     a majority or more of all voting power.

      Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

      A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or as of the date of any meeting of stockholders at which the voting rights of the shares are considered and not approved.

      The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

      Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future if approved by the unanimous vote of our independent directors.

Unsolicited Takeovers

      Under Maryland law, a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors may elect to be subject to certain statutory provisions relating to unsolicited takeovers which, among other things, would automatically classify our board of directors into three classes with staggered terms of three years each and vest in our board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board of directors, even if the remaining directors do not constitute a quorum. These statutory provisions relating to unsolicited takeovers also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of directors as would otherwise be the case, and until his successor is elected and qualified.

      An election to be subject to any or all of the foregoing statutory provisions may be made in our charter or bylaws, or by resolution of our board of directors, without stockholder approval. Any such statutory provision to which we elect to be subject will apply even if other provisions of Maryland law or our charter or bylaws provide to the contrary.

      If we made an election to be subject to such statutory provisions and our board of directors was divided into three classes with staggered terms of office of three years each, the classification and staggered terms of office of our directors would make it more difficult for a third party to gain control of our board of directors since at least two annual meetings of stockholders, instead of one, generally would be required to effect a change in the majority of our board of directors.

      Our board of directors has adopted a resolution prohibiting us from electing to be subject to any of the foregoing statutory provisions relating to unsolicited takeovers. However, our board of directors may repeal or modify this resolution if such repeal or modification is approved by the unanimous vote of our independent directors, and we could then, by resolutions adopted by our board of directors and without stockholder approval, elect to become subject to some or all of these statutory provisions.

Amendments to Our Charter and Bylaws

      Our charter generally may be amended only by the affirmative vote of stockholders holding not less than a majority of all of the votes entitled to be cast on the matter, with certain exceptions for the provisions regarding the removal of directors, the amendment of which requires the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter.

      Our bylaws provide that our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws. Thus, our stockholders may not effect any changes to the provisions of our bylaws including, without limitation, the provisions of our bylaws described below, under "--Meetings of Stockholders; Advance Notice of Director Nominations and New Business", relating to stockholder requested special meetings of stockholders and advance notice of stockholder nominations and proposals. These bylaw provisions limit the ability of a potential acquiror to call a special meeting of our stockholders, and to make nominations of persons for election as directors and to introduce other proposals at meetings of our stockholders.

Dissolution

      Our dissolution must be approved by our stockholders by the affirmative vote of not fewer than a majority of all of the votes entitled to be cast on the matter.

Meetings of Stockholders; Advance Notice of Director Nominations and New
Business

Annual Meetings

      Our annual meeting of stockholders is held each year during the month of May. Our bylaws provide that with respect to an annual meeting of stockholders, director nominations and stockholder proposals may be made only pursuant to our notice of the meeting, at the direction of our board of directors or by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

      For nominations or other proposals to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice in writing to our corporate secretary and any such proposal must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice must be delivered to our corporate secretary at our principal executive offices not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year's annual meeting; except that in the event that the date of the annual meeting is more than 30 calendar days before or more than 30 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which we first make a public announcement of the date of such meeting.

      A stockholder's notice must set forth:

      o as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including such person's written consent to be named as a nominee and serving as a director if elected;

      o as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and of any such stockholder's affiliates and of any person who is the beneficial owner, if any, of such stock; and

      o as to the stockholder giving notice and each beneficial owner, if any, of such stock, the name and address of such stockholder, as they appear on the company's stock ownership records, and the name and address of each beneficial owner of such stock, and the class and number of shares of stock of the company which are owned of record or beneficially by each such person.

Special Meetings

      Special meetings of our stockholders may be called only by our chairman of the board, president, chief executive officer or board of directors, unless otherwise required by law. Special meetings of our stockholders shall also be called by our secretary upon the written request of stockholders entitled to cast at least 30% of all votes entitled to be cast at such meeting. The date, time and place of any special meetings will be set by our board of directors. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our board of directors may be made only:

      o     pursuant to our notice of the meeting;

      o     by our board of directors; or

      o provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving notice and at the time of the special meeting who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

      If the resolution of our board of directors exempting us from the business combination provisions or the applicable provision in our bylaws exempting us from the control share acquisition provisions of Maryland law are rescinded, or if the resolution prohibiting us from electing to be subject to the unsolicited takeover provisions of Maryland law is modified or rescinded and we elect to be subject to the unsolicited takeover provisions of Maryland law, the business combination provisions, the control share acquisition provisions and the unsolicited takeover provisions of Maryland law, the provisions of our charter on removal of directors, the advance notice provisions of our bylaws and certain other provisions of our charter and bylaws and Maryland law could delay, defer or prevent a change in control of us or other transactions that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Affiliate Transactions

      Our bylaws provide that any transaction involving us and any holder of greater than 4.9% of our or Newkirk MLP's equity securities must be approved by a majority vote of our disinterested directors.

            NEWKIRK MLP'S AMENDED AND RESTATED PARTNERSHIP AGREEMENT;
                             REDEMPTION OF MLP UNITS

Organization; History

      Newkirk MLP, our operating partnership, was organized in October 2001 as a Delaware limited partnership to facilitate the January 2002 exchange transaction in which 90 limited partnerships were merged into Newkirk MLP and Newkirk MLP acquired various other assets related to its management and capital structure. Newkirk MLP's original general partner was MLP GP LLC, a Delaware limited liability company that is owned by affiliates of Vornado Realty Trust and executive officers of Winthrop Realty Partners L.P. Approximately 55.2% of the MLP Units are currently held by affiliates of Apollo Real Estate Investment Fund III, Vornado Realty Trust and executive officers of Winthrop Realty Partners L.P.

      Newkirk MLP's partnership agreement was amended and restated immediately prior to the consummation of our initial public offering. Pursuant to the amended and restated agreement of limited partnership, we replaced MLP GP LLC as the sole general partner. In addition, in connection with our initial public offering, we acquired approximately 30.1% of the MLP Units. We also effected a pro rata split of partnership units of 7.5801 to one to effect the operation of Newkirk MLP in an "UPREIT" structure.

      What follows is a brief description of material terms of the partnership agreement. If the merger is consummated, certain material amendments to the partnership agreement will be effected. See "Effect of Lexington Merger on Newkirk MLP" below.

Management

      Pursuant to the partnership agreement, we, as the sole general partner, generally have full, exclusive and complete responsibility and discretion in the management, operation and control of Newkirk MLP, including the ability to cause Newkirk MLP to enter into certain major transactions, including acquisitions and dispositions of loans and other assets and refinancings of existing indebtedness. No limited partner may take part in the operation, management or control of the business of Newkirk MLP by virtue of being a holder of MLP Units. Pursuant to the advisory agreement between us and our Advisor, and subject to the oversight of our board of directors, our Advisor manages our business, including our management and operation of Newkirk MLP. The advisory agreement with NKT Advisors will be terminated on the consummation of the Lexington merger.

      We may not be removed as general partner of the operating partnership, except that upon our bankruptcy or dissolution, the limited partners may elect a successor general partner to continue the partnership.

      We are not obligated to consider the interests of the limited partners separately from the interests of our stockholders in deciding whether to cause the operating partnership to take or decline to take any actions.

Transferability of Interests

General Partner

      The partnership agreement provides that we may not sell, assign, transfer, pledge or otherwise dispose of our general partner interest without the consent of the holders of a majority of the MLP Units, except for transfers:

      o     to a subsidiary of ours; or

      o in connection with our merger into another entity, if the surviving entity contributes substantially all its assets to our operating partnership.

Limited Partners

      Except for certain transfers and assignments to family members of individual limited partners, the partnership agreement prohibits the sale, assignment, transfer, pledge or disposition of all or any portion of the limited partners' MLP Units without our consent, which consent may be withheld in our sole and absolute discretion. The partnership agreement also contains restrictions on transfers of MLP Units if, among other things, we determine that such transfer:

      o may require registration of the limited partnership units under federal or state securities laws,

      o may cause us to fail to comply with the REIT rules under the Code, or

      o may cause our operating partnership to be treated as a publicly traded partnership under the Code.

Capital Contributions and Borrowings

      The partnership agreement provides that we may determine that the operating partnership requires additional funds and that we may:

      o on behalf of the operating partnership, accept additional capital contributions from existing partners or other persons,

      o cause the operating partnership to borrow funds from a financial institution or other person,

      o borrow such funds from a lending institution or other person and subsequently lend such funds to the operating partnership, or

      o     directly lend funds to the operating partnership.

      Under the partnership agreement, we are obligated to contribute the proceeds of any offering of stock as additional capital to the operating partnership. The operating partnership is authorized to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in both the operating partnership's and our best interests.

      While the limited partners have no preemptive right to make additional capital contributions, the partnership agreement provides that subject to certain limitations we, as general partner, may make additional capital contributions to the operating partnership, in exchange for additional operating partnership units or additional assets, as we determine in good faith to be desirable to further the purposes or business of the operating partnership. If we contribute additional capital to the operating partnership and receive additional limited partnership interests for such capital contribution, our percentage interests will be increased on a proportionate basis based on the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis. In addition, if we contribute additional capital to the operating partnership and receive additional partnership interests for such capital contribution, we may revalue the assets of the operating partnership to their fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such assets (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a disposition of such assets for such fair market value on the date of the revaluation. The operating partnership could also issue limited partnership units to our Advisor or its affiliates, or to third parties, in exchange for assets contributed to or services provided for the operating partnership. Such transactions may give rise to a revaluation of the partnership's assets and an adjustment to partners' capital accounts.

      The operating partnership could also issue preferred partnership interests in connection with acquisitions of assets or otherwise. Any such preferred partnership interests would have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests that we own directly or through subsidiaries.

Redemption Rights

      Under the partnership agreement, each holder of MLP Units that were outstanding on November 7, 2005 has the right, beginning on November 7, 2006, to redeem its MLP Units. Holders of 41,918.79 MLP Units issued subsequent to November 7, 2005, may not redeem their MLP Units until on or after November 7, 2007. This right may be exercised at the election of holders of MLP Units by giving written notice, subject to some limitations. The purchase price for each of MLP Units to be redeemed will equal the fair market value of one share of our common stock, calculated as the average of the daily closing prices for the ten consecutive trading days immediately preceding the date of determination or, if no closing price is available, the fair market value as determined in good faith by the board of directors of the general partner. The purchase price for MLP Units may be paid in cash or, in our discretion, by the issuance of a number of shares of our common stock equal to the number of MLP Units with respect to which the rights are being exercised, subject to adjustment based on stock splits, below market issuances of common stock pursuant to rights, options or warrants to all holders of common stock and dividends of common shares.

      No holder of MLP Units may exercise its redemption rights if we could not issue stock to the redeeming partner in satisfaction of the redemption (regardless of whether we would in fact do so instead of paying cash) because of the ownership limitations contained in our charter, or if the redemption would cause us to violate the REIT requirements. The relevant sections of our charter generally prohibit direct or indirect ownership of more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or 9.8% by value of our outstanding capital stock. Our charter provisions further prohibit any person from beneficially or constructively owning shares of our stock that would result in us being "closely held" under
Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. In addition, no holder of MLP Units may exercise the redemption right:

      o for fewer than 500 MLP Units or, if a limited partner holds fewer than 500 MLP Units, all of the MLP Units held by such limited partner;

      o     unless permitted by us, more than once each fiscal quarter; or

      o if we determine that allowing such redemption may cause the operating partnership to be treated as a publicly traded partnership. We intend to permit on an annual basis, transfers and redemptions, other than certain exempt transfers and redemptions, of up to 2% of the outstanding MLP Units, exclusive of MLP Units held by us.

      The aggregate number of shares of common stock issuable if we elect to redeem MLP Units that are outstanding as of the date of this prospectus upon exercise by holders of MLP Units of their redemption rights (regardless of when such units are redeemable) is 45,041,918.79 shares. The number of shares of common stock issuable and the cash amount payable upon exercise of the redemption rights will be adjusted to account for share splits, mergers, consolidations or similar pro rata share transactions.

      Following the Lexington merger, each MLP Unit will be redeemable at the option of the holder for cash based on the value of a Lexington common share or, if Lexington elects, on a one-for-one basis for Lexington common shares, in each case giving effect to the .80 for one reverse split of MLP Units.

Operations

      The partnership agreement allows us to operate the operating partnership in a manner that permits us to qualify as a REIT at all times and to cause the operating partnership not to take any action that would cause us to incur additional federal income or excise tax liability under the Code or that would cause the operating partnership to be treated as a corporation for federal income tax purposes. The partnership agreement also provides that we may not conduct any business other than in connection with the management of the operating partnership's business, our operations as a REIT and related activities and generally obligates us to own our assets through the operating partnership.

      The operating partnership must reimburse us for all amounts we spend in connection with the operating partnership's business, including:

      o expenses relating to our ownership and management of the operating partnership;

      o the management fees owing to our Advisor, and the fees or compensation owing to directors, officers and employees; and

      o     the expense of our being a public company.

Allocations

      Profits and losses of our operating partnership (including depreciation and amortization deductions) for each fiscal year generally are allocated to us and the other limited partners in accordance with the respective percentage interests of the partners in the operating partnership. The number of MLP Units that we hold generally corresponds to the number of shares of our common stock outstanding. All of the foregoing allocations are subject to compliance with the provisions of Code sections 704(b) and 704(c) and the Treasury regulations promulgated thereunder, which may require allocations that are not in accordance with percentage interests in various circumstances.

Distributions

      The partnership agreement provides that our operating partnership makes cash distributions in amounts determined by us in our sole discretion, to us and other limited partners generally in accordance with the respective percentage interests of the partners in the operating partnership.

      Upon liquidation of the partnership, after payment of, or adequate provisions for, debts and obligations of the operating partnership, including any partner loans, any remaining assets of the operating partnership will be distributed to us and the other limited partners with positive capital accounts in accordance with the respective positive capital account balances of the partners.

Amendments

      Generally, we, as the general partner of the operating partnership, may not amend the partnership agreement without the consent of the holders of the majority of the MLP Units, except that without the consent of any limited partner we may amend the agreement to:

      o add to our obligations or surrender our rights, as general partner, under the agreement for the benefit of the limited partners;

      o reflect the issuance of additional partnership units or the admission, substitution, termination or withdrawal of partners in accordance with the partnership agreement;

      o reflect inconsequential changes, cure any ambiguity, correct or supplement any provision not inconsistent with law or another provision of the partnership agreement, or make other changes concerning matters under the agreement not otherwise inconsistent with the law or the agreement;

      o     satisfy requirements or guidelines under federal or state law;

      o reflect changes that are reasonably necessary for us, as general partner, to satisfy the REIT requirements or reflect the transfer of partnership interests from us, as general partner, to a subsidiary of ours;

      o modify the manner in which capital accounts are computed but only to the extent set forth in the partnership agreement in order to comply with the requirements of the Internal Revenue Code and the Treasury regulations promulgated thereunder; or

      o     issue additional partnership interests in the operating partnership.

      We may not, without the consent of each limited partner adversely affected, make any amendment to the operating partnership agreement that would
(1) convert a limited partnership interest into a general partner interest or modify the limited liability of a limited partner, (2) alter the distribution rights or the allocations described in the agreement or (3) modify the redemption rights.

Exculpation and Indemnification of the General Partner

      The partnership agreement provides that neither we, as general partner, nor any of our directors and officers are liable to the operating partnership or to any of its partners as a result of errors in judgment or mistakes of fact or law or of any act or omission, if we, our director or our officer acted in good faith.

      In addition, the partnership agreement requires the operating partnership to indemnify and hold harmless us, as general partner, our directors, officers and any other person we designate, from and against any and all claims arising from operations of the operating partnership in which any such indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

      o the act or omission of the indemnitee was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty,

      o the indemnitee actually received an improper personal benefit in money, property or services, or

      o in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

      No indemnitee may subject any partner of the operating partnership to personal liability with respect to this indemnification obligation.

Term

The operating partnership will continue until dissolved upon:

      o the general partner's bankruptcy or dissolution or withdrawal (unless the limited partners elect to continue the partnership) or a decree of judicial dissolution under Delaware law;

      o the sale or other disposition of all or substantially all the assets of the operating partnership;

      o the redemption of all partnership units (other than those held by us or our subsidiaries); or

      o an election by us, in our sole discretion, in our capacity as the general partner.

Tax Matters Partner

      We are the tax matters partner of the operating partnership, and we have the authority to make tax elections under the Code on behalf of the operating partnership.

Effect of Lexington Merger on Newkirk MLP

      Upon consummation of the merger, which is subject to the approval of the holders of our outstanding voting securities and those of Lexington, as well as to the approval of various related proposals by holders of MLP Units, the following amendments to the partnership agreement will be made and the following transactions relating to Newkirk MLP will be effected:

      o     Each outstanding MLP Unit will be converted into 0.80 units;

      o Lex GP-1 Trust, a wholly-owned subsidiary of Lexington, will become the new general partner of Newkirk MLP;

      o The name of Newkirk MLP will be changed to The Lexington Master Limited Partnership;

      o The partnership agreement will be amended and restated to provide that, among other things, MLP Units, which are currently redeemable at the option of the holder for cash based on the value of a share of our common stock or, at our option, on a one-for-one basis for our common stock, will be redeemable at the option of the holder for cash based on the value of a common share of Lexington, or, if Lexington elects, on a one-for-one basis for common shares of Lexington, in each case after giving effect to a 0.80 for 1 revere split of outstanding MLP Units;

      o Lexington will guarantee the performance of the redemption obligations of the operating partnership under the amended partnership agreement;

      o Lexington will use commercially reasonable efforts to contribute to the operating partnership, simultaneously with the consummation of the merger or as soon thereafter as possible, all of its economic interests in its three operating partnerships in exchange for, at Lexington's option, general or limited partnership interests in the operating partnership; and

      o Newkirk MLP, Lexington and Lexington's three operating partnerships will enter into a funding agreement under which each of them will agree, jointly and severally, to lend funds to Newkirk MLP or any of the other three operating partnerships that does not have sufficient cash to make minimum quarterly distributions to its partners. The funding agreement will be effective on January 1, 2007 if prior to that time Lexington has not contributed to Newkirk all of its economic interests in its three operating partnerships as well as interests in other ventures. After Lexington makes these contributions Newkirk MLP will no longer have the right to receive loans but will remain obligated to make loans until there are no remaining units outstanding in the three operating partnerships and all loans have been repaid.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

      The following discussion summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of our common stock by persons individuals who hold the securities as capital assets (within the meaning of section 1221 of the Code). It does not purport to address the federal income tax consequences applicable to all categories of holders, including holders subject to special treatment under federal income tax laws, such as insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations (except as discussed under "--Taxation of Stockholders--Tax-Exempt Stockholders") or dealers in securities. Except as discussed under "--Taxation of Stockholders--Non-U.S. Stockholders," this summary also does not address persons who are not U.S. Stockholders (as defined herein).

      This summary is based on current provisions of the Code, the Treasury regulations promulgated thereunder and judicial and administrative authorities. All these authorities are subject to change, and any change may be effective retroactively. This summary is not tax advice, and is not intended as a substitute for careful tax planning. WE RECOMMEND THAT OUR INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF INVESTING IN OUR STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

General

      In the opinion of Katten Muchin Rosenman LLP ("Katten Muchin"), commencing with our initial taxable year ended December 31, 2005, we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation, as described in our registration statement on Form S-11 relating to our initial public offering on November 7, 2005 and as represented by us, will enable us to meet the requirements for qualification and taxation as a REIT. Katten Muchin's opinion is not binding on the Internal Revenue Service ("IRS") or the courts. It is based on various assumptions relating to our organization and operation, and on representations made by us concerning certain factual matters related to our organization and proposed manner of operation. Our qualification and taxation as a REIT will depend upon our ability to meet on a continuous basis, through actual annual operating results, (i) income and asset composition tests, (ii) specified distribution levels, (iii) diversity of beneficial ownership and (iv) various other qualification tests (discussed below) imposed by the Code. Katten Muchin will not review our ongoing compliance with these tests, and expresses no opinion concerning whether we actually will satisfy these tests on a continuous basis. No assurance can be given that we actually will satisfy such tests on a continuous basis. See "--Failure to Qualify," below.

      The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These are highly technical and complex provisions that have received only limited administrative and judicial interpretation, and that are subject to change, potentially with retroactive effect.

      In general, if we qualify as a REIT, we will not be subject to federal corporate income taxes on the net income that we distribute currently to our stockholders. This treatment substantially eliminates the "double taxation" (taxation at both the corporation and shareholder levels) that generally results from an investment in stock of a "C" corporation (that is, a corporation generally subject to the full corporate-level tax). We will, however, still be subject to federal income and excise tax in certain circumstances, including the following:

      o we will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains;

      o we will be subject to the "alternative minimum tax" on our undistributed items of tax preference;

      o if we have (i) net income from the sale or other disposition of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, then we will be subject to tax on that income at the highest corporate rate. In general, "foreclosure property" is any property we acquire by foreclosure or otherwise on default of a lease of such property or a loan secured by such property;

      o if we have net income from prohibited transactions, such income will be subject to a 100% tax. In general, "prohibited transactions" are sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business;

      o if we fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below), but preserve our qualification as a REIT by satisfying certain other requirements, then we will be subject to a 100% tax on the product of (a) the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability;

      o     if we fail to distribute for each calendar year at least the sum of
            (i) 85% of our REIT ordinary income, (ii) 95% of our REIT capital gain net income and (iii) any undistributed taxable income from prior years, then we will be subject to a 4% excise tax on the excess of the required distributions over the actual distributions;

      o if we acquire any asset from a "C" corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset or any other property in the hands of the C corporation, and if we recognize gain on the disposition of such asset during the ten year period beginning on the date we acquire the asset, then the asset's "built-in" gain (the excess of the asset's fair market value at the time we acquired it over the asset's adjusted basis at that time) will be subject to tax at the highest corporate rate;

      o we may elect to retain and pay income tax on some or all of our long-term capital gain, as described below; and

      o if it is determined that amounts of certain income and expense were not allocated between us and a taxable REIT subsidiary (as defined below) on the basis of arm's length dealing, or to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate, then we will be subject to a tax equal to 100% of those amounts.

Requirements for Qualification

      The Code defines a REIT as a corporation, trust, or association:

      o     that is managed by one or more trustees or directors;

      o the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

      o that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

      o that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

      o     the beneficial ownership of which is held by 100 or more persons;

      o no more than 50% of the value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year;

      o that meets certain other tests, described below, regarding the composition of its income and assets; and

      o     whose taxable year is the calendar year.

      The first four requirements must be satisfied during the entire taxable year, and the fifth requirement must be satisfied during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. We will be treated as satisfying the sixth requirement for any taxable year for which we comply with the regulatory requirements to request information from our stockholders regarding their actual ownership of our shares and we do not know, or exercising reasonable due diligence would not have known, that we failed to satisfy such condition.

      We intend to comply with Treasury regulations requiring us to ascertain the actual ownership of our outstanding shares. Failure to do so will subject us to a fine. In addition, certain restrictions on the transfer of our shares, imposed by our charter, are meant to help us continue to satisfy the fifth and sixth requirements for qualification described above.

      Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

      Income Tests. To remain qualified as a REIT, we must satisfy two gross income tests in each taxable year. First, at least 75% of our gross income (excluding gross income from "prohibited transactions") must come from real estate sources such as rents from real property (as defined below), dividends and gain from the sale or disposition of shares in other REITs, interest on obligations secured by real property and earnings from certain temporary investments. Second, at least 95% of our gross income (excluding gross income from "prohibited transactions") must come from real estate sources and from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

      Rents received by a REIT (which include charges for services customarily furnished or rendered in connection with real property and rent attributable to personal property leased in connection with real property) will generally qualify as "rents from real property" subject to certain restrictions, including:

      o the amount of rent must not be based, in whole or in part, on the income or profits of any person (with an exception for rents based on fixed percentages of the tenant's gross receipts or sales);

      o except for certain qualified lodging facilities leased to a taxable REIT subsidiary (described below), the REIT or a direct or indirect owner of 10% or more of the REIT may not own, directly or constructively, 10% or more of the tenant (a "Related Party Tenant");

      o the amount of rent attributable to personal property leased in connection with a lease of real property may not exceed 15% of the total rent received under the lease; and

      o the REIT generally may not operate or manage the property or furnish or render services to the tenants except through (i) a taxable REIT subsidiary (described below) or (2) an "independent contractor" that satisfies certain stock ownership restrictions and is adequately compensated and from whom the REIT derives no income. We are not required to use a taxable REIT subsidiary or independent contractor to the extent that any service provided is "usually or customarily rendered" in connection with the rental of space for occupancy only and is not considered "rendered to the tenants."

      If, for any taxable year, we fail to satisfy the 75% gross income test, the 95% gross income test or both, we may nevertheless preserve our REIT status if we satisfy certain relief provisions under the Code. In general, relief will be available if (i) our failure to meet one or both of the gross income tests is due to reasonable cause rather than willful neglect and (ii) we attach a schedule to our federal corporate income tax return indicating the nature and amount of our non-qualifying income. However, it is impossible to state whether in all circumstances we would be entitled to the benefit of the relief provisions. As discussed above under "--General," even if we qualify for relief, a tax would be imposed with respect to the amount by which we fail the 75% gross income test or the 95% gross income test.

      Asset Tests. To maintain our qualification as a REIT we must also satisfy, at the close of each quarter of each taxable year, the following tests relating to the nature of our assets:

      o at least 75% of the value of our total assets must be represented by real estate assets, including (a) interests in real property and interests in obligations secured (or deemed for these purposes to be secured) by real property, (b) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (that is, at least five years) public debt offering, (c) stock in other REITs and (d) cash, cash items and Government securities;

      o not more than 20% of the value of our total assets may be securities of one or more taxable REIT subsidiaries (described below); and

      o except for (a) securities in the 75% asset class, (b) securities in a taxable REIT subsidiary or qualified REIT subsidiary (defined below), and (c) most partnership interests and certain debt obligations: (i) the value of any one issuer's securities we own may not exceed 5% of the value of our total assets; (ii) we may not own more than 10% of any one issuer's outstanding voting securities; and
            (iii) we may not own more than 10% of the total value of any one issuer's outstanding securities.

      We own our assets and conduct our operations through Newkirk MLP. Treasury regulations provide that a REIT which is a partner in a partnership is deemed to own its proportionate share (based on its share of partnership capital) of the assets of the partnership and is deemed to be entitled to its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of the REIT requirements, including satisfying the gross income tests and the asset tests. Thus, our proportionate share (based on our share of partnership capital) of the assets, liabilities and items of income of Newkirk MLP are treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section, so long as Newkirk MLP is treated as a partnership for federal income tax purposes.

      A partnership that is a "publicly traded partnership" (as defined in the Code) is generally treated as a corporation, with certain exceptions. Treasury regulations provide safe harbors under which specified transfers and redemptions of partnership interests are disregarded in determining whether interests in a partnership are publicly traded, as well as a "two percent" safe harbor under which transfers and redemptions that are not disregarded (because they do not qualify for any other safe harbor) will not cause a partnership to be treated as publicly traded in any year in which they do not exceed, in the aggregate, 2% of the outstanding partnership interests held by partners other than the general partner (if the general partner's partnership interest exceeds 10%). We intend to operate Newkirk MLP so that it will not be considered to be a publicly traded partnership under the Code. However, even if Newkirk MLP were to be considered a publicly traded partnership, it still would not be treated as a corporation for income tax purposes provided at least 90% of its annual gross income consists of "qualifying income," which, as defined in the Code, is substantially similar to the types of income that we are permitted to earn as a REIT. Based on the anticipated nature of Newkirk MLP's income and our ability under the partnership agreement to operate Newkirk MLP in a manner that is consistent with maintaining our REIT status and Newkirk MLP's tax status as a partnership, we expect Newkirk MLP to qualify as a partnership for federal income tax purposes even if it were to be considered a publicly traded partnership.

      We may hold assets (or provide services to tenants) through one or more taxable REIT subsidiaries. To treat a subsidiary as a taxable REIT subsidiary, we and the subsidiary must make a joint election by filing a Form 8875 with the IRS. A taxable REIT subsidiary pays tax at regular corporate rates on its earnings, but such earnings may include types of income that might jeopardize our REIT status if earned by us directly. To prevent the shifting of income and expenses between us and a taxable REIT subsidiary, we will be subject to a tax equal to 100% of certain items of income and expense that are not allocated between us and the taxable REIT subsidiary at arm's length. The 100% tax is also imposed to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate.

      We may also hold assets through one or more corporate subsidiaries that satisfy the requirements to be treated as "qualified REIT subsidiaries." A qualified REIT subsidiary is disregarded for federal income tax purposes, which means, among other things, that for purposes of applying the gross income and assets tests, all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as ours. A subsidiary is a qualified REIT subsidiary if we own all the stock of the subsidiary (and no election is made to treat the subsidiary as a taxable REIT subsidiary). We may also hold assets through other entities that may be disregarded for federal income tax purposes, such as one or more limited liability companies in which we are the only member.

      If we satisfy the asset tests at the close of any quarter, we will not lose our REIT status if we fail to satisfy the asset tests at the end of a later quarter solely because of changes in asset values. If our failure to satisfy the asset tests results, either in whole or in part, from an acquisition of securities or other property during a quarter, the failure can be cured by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. In some instances, however, we may be compelled to dispose of assets that we would prefer to retain.

      We also will not lose our status as a REIT if we were to violate the asset tests described above as a result of more than 5% of our total assets being invested in the securities of one issuer or as a result of holding more than 10% (by vote or by value) of the securities of any one issuer, under the following circumstances. First, if (i) the value of the assets causing us to violate the 5% or 10% tests does not exceed the lesser of (A) 1% of the value of our assets at the end of the quarter in which the violation occurs, or (B) $10,000,000, and
(ii) we cure the violation by disposing of such assets within six months after the end of the quarter in which we identify the failure, then we will not lose our REIT status. Second, if the value of the assets that cause the violation exceeds the foregoing value threshold, then we will still maintain our REIT status provided (i) our failure to satisfy the 5% or 10% tests was due to reasonable cause and was not due to willful neglect, (ii) we file a schedule with the IRS describing the assets causing the violation, (iii) we cure the violation by disposing of the assets within six months after the end of the quarter in which we identify the failure, and (iv) we pay a "penalty tax." The penalty tax is equal to the greater of (A) $50,000 or (B) the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. This second rule also applies if less than 75% of our total assets are represented by real estate or if more than 20% of our total assets are represented by the securities of one or more taxable REIT subsidiaries.

      Annual Distribution Requirements. To qualify as a REIT, we must also distribute to our stockholders, dividends (other than capital gain dividends) in an amount at least equal to (i) the sum of (A) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our "net capital gain") plus (B) 90% of our after-tax net income, if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income (including, among other things, cancellation of indebtedness income and original issue discount). In general, the distributions must be paid during the taxable year to which they relate. We may also satisfy the distribution requirements with respect to a particular year provided we (1) declare a sufficient dividend before timely filing our tax return for that year and (2) pay the dividend within the 12 month period following the close of the year, and on or before the date of the first regular dividend payment after such declaration.

      To the extent we fail to distribute 100% of our net capital gain or we distribute at least 90% but less than 100% of our "REIT taxable income" (as adjusted), we will be subject to tax at regular corporate rates (with respect to the undistributed net capital gain) and at the regular corporate ordinary income tax rates (with respect to the undistributed REIT taxable income). Furthermore, if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed.

      We intend to make timely distributions sufficient to meet the foregoing annual distribution requirements. It is possible that from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. The shortfall may, for example, be due to differences between the time we actually receive income or pay an expense, and the time we must include the income or may deduct the expense for purposes of calculating our REIT taxable income. As a further example, the shortfall may be due to an excess of non-deductible cash outlays such as principal payments on debt and capital expenditures, over non-cash deductions such as depreciation. In such instances, we may arrange for short-term or long-term borrowings so that we can pay the required dividends and meet the 90% distribution requirement.

      Under certain circumstances, if we fail to meet the distribution requirement for a taxable year, we may correct the situation by paying "deficiency dividends" to our stockholders in a later year. By paying the deficiency dividend, we may increase our dividends paid deduction for the earlier year, thereby reducing our REIT taxable income for the earlier year. However, if we pay a deficiency dividend, we will have to pay to the IRS interest based on the amount of any deduction taken for such dividend.

      Failure to Qualify. If we would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, our qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and we pay a penalty tax of $50,000 for each violation. The immediately preceding sentence does not apply to violations of the income tests described above or violations of the asset tests for which special relief rules (described above) are provided.

      If we fail to qualify for taxation as REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which our qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

      For any year in which we fail to qualify as a REIT, we will not be required to make distributions to our stockholders. Any distributions we do make will not be deductible by us, and will generally be taxable to our stockholders as ordinary income to the extent of our current or accumulated earnings and profits. Subject to certain limitations in the Code, corporate stockholders receiving such distributions may be eligible to claim the dividends received deduction, and such distributions made to non-corporate stockholders may qualify for preferential rates of taxation.

Taxation of Shareholders

U.S. Shareholders

      As used in this section, the term "U.S. Shareholder" means a holder of our common stock who, for United States federal income tax purposes, is:

      o     a citizen or resident of the United States;

      o     a domestic corporation;

      o an estate whose income is subject to United States federal income taxation regardless of its source; or

      o a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons have authority to control all substantial decisions of the trust.

      If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a shareholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A shareholder that is a partnership and the partners in such partnership should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock.

      Dividends. As long as we qualify as a REIT, distributions that are made to our taxable U.S. Shareholders out of current or accumulated earnings and profits (and are not designated as capital gain dividends) will be taken into account by them as ordinary income and will be ineligible for the corporate dividends received deduction. Except in very limited circumstances, such distributions also will not qualify for the new lower rate applicable to certain dividends paid to individuals. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which a U.S. Shareholder has held our shares. Thus, with certain limitations, capital gain dividends received by a U.S. Shareholder who is an individual may be eligible for preferential rates of taxation. However, U.S. Shareholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

      Dividends declared by us in October, November or December of any calendar year and payable to stockholders of record on a specified date in such month, are treated as paid by us and as received by our stockholders on the last day of the calendar year (including for excise tax purposes), provided we actually pay the dividends no later than in January of the following calendar year.

      We may elect not to distribute part or all of our net long-term capital gain, and pay corporate tax on the undistributed amount. In that case, a U.S. Shareholder will (i) include in its income, as long-term capital gain, its proportionate share of the undistributed gain, and (ii) claim, as a refundable tax credit, its proportionate share of the taxes paid. In addition, a U.S. Shareholder will be entitled to increase its tax basis in our stock by an amount equal to its share of the undistributed gain reduced by its share of the corporate taxes paid by us on the undistributed gain.

      Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to a U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's stock as to which the distributions were made, and will reduce the adjusted basis of the shareholder's shares. To the extent these distributions exceed the shareholder's adjusted basis in its shares, the distributions will be included in the shareholder's income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less).

      U.S. Shareholders may not claim any net operating losses or net capital losses that we generate on their individual income tax returns. Distributions with respect to, and gain from the disposition of, our shares will be treated as "portfolio income" and, therefore, U.S. Shareholders that are subject to the passive activity loss limitations will be unable to claim passive activity losses against such income.

      To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of its shares. To do so, we must demand written statements each year from the record holders of specified percentages of our stock in which they are requested to disclose the actual owners of the shares, i.e., the persons required to include the dividends paid by us in their gross income. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A U.S. Shareholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

      Sale of Stock. When a U.S. Shareholder sells or otherwise disposes of our stock, the shareholder will recognize capital gain or capital loss for federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the shareholder's adjusted tax basis in the stock for tax purposes. The gain or loss will be long-term gain or loss if the U.S. Shareholder has held the stock for more than one year. Long-term capital gain of a non-corporate U.S. Shareholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. Shareholder on a disposition of stock that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent the shareholder received distributions from us that were treated as long-term capital gains. Limitations are imposed on the deductibility of capital losses.

      Backup Withholding. We will report to our U.S. Shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. A U.S. Shareholder may be subject to backup withholding tax (currently at a rate of 28%) with respect to dividends paid unless the shareholder (i) is a corporation or comes within certain other exempt categories and, if required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. An individual U.S. Shareholder may satisfy these requirements by providing us with a properly completed and signed IRS Form W-9. Individual U.S. Shareholders who do not provide us with their correct taxpayer identification numbers may be subject to penalties imposed by the IRS. Any amount withheld will be creditable against the U.S. Shareholder's income tax liability.

      Tax-Exempt Shareholders. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income ("UBTI") if received by a tax-exempt entity. Based on that ruling, dividend income from our stock generally will not be UBTI to a tax-exempt U.S. Shareholder, provided that the shareholder has not held its stock as "debt financed property" within the meaning of the Code. Similarly, gain from selling our stock generally will not constitute UBTI to a tax-exempt U.S. Shareholder unless the shareholder has held its stock as "debt financed property."

      Notwithstanding the above paragraph, if we are a "pension-held REIT," then any qualified pension trust that holds more than 10% of our stock will have to treat dividends paid by us as UBTI in the same proportion that our gross income would be UBTI if earned by the pension trust directly. A qualified pension trust is any trust described in section 401(a) of the Code that is exempt from tax under section 501(a) of the Code. In general, we will be treated as a "pension-held REIT" only if both (a) we are predominantly owned by qualified pension trusts (that is, at least one qualified pension trust holds more than 25% of our stock, or one or more qualified pension trusts, each of which owns more than 10% of our stock, hold in the aggregate more than 50% of our shares) and (b) we would not qualify as a REIT if we had to treat our stock owned by a qualified pension trust as owned by the qualified pension trust (instead of treating such stock as owned by the qualified pension trust's multiple beneficiaries). As a result of certain limitations on the transfer and ownership of shares contained in the Declaration of Trust, we do not expect to be classified as a pension-held REIT.

      Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7),
(c)(17) and (c)(20), respectively, of the Code are subject to different UBTI rules, which generally will require them to characterize our distributions as UBTI unless they comply with certain set-aside or reserve requirements.

Non-U.S. Shareholders

      The rules governing the U.S. federal income taxation of stockholders (which we call "non-U.S. Shareholders ) who or which are nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that are not subject to U.S. federal income taxation, are complex, and no attempt will be made herein to provide more than a limited summary of those rules. The discussion below assumes that the non-U.S. Shareholder's investment in our stock is not effectively connected with a trade or business conducted in the United States by the non-U.S. Shareholder or, if a tax treaty applies to the non-U.S. Shareholder, that its investment in our stock is not attributable to a United States permanent establishment maintained by the non-U.S. Shareholder. WE RECOMMEND THAT NON-U.S. SHAREHOLDERS CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX LAWS AND REPORTING REQUIREMENTS WITH REGARD TO AN INVESTMENT IN OUR STOCK.

      Ordinary Dividends. Distributions, other than capital gain dividends and distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests (discussed below), will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions to non-U.S. Shareholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax rate. We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends (other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends) paid to a non-U.S. Shareholder, unless we receive the requisite proof that (i) a lower treaty rate applies or (ii) the income is "effectively connected income." A non-U.S. Shareholder claiming the benefit of a tax treaty may need to satisfy certification and other requirements, such as providing an IRS Form W-8BEN. A non-U.S. Shareholder who wishes to claim that distributions are effectively connected with a United States trade or business may need to satisfy certification and other requirements, such as providing IRS Form W-8ECI. Other requirements, such as providing an IRS Form W-8IMY, may apply to a non-U.S. Shareholders that is a financial intermediary or a foreign partnership.

      Return of Capital. Distributions in excess of our current and accumulated earnings and profits that are not treated as attributable to the gain from a disposition of U.S. real property will be treated as a non-taxable return of capital to a Non-U.S. Shareholder up to the amount of the non-U.S. Shareholder's adjusted basis in its stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. Shareholder's stock, they will give rise to tax liability if the non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its stock, as described below. If it cannot be determined at the time a distribution is made whether the distribution will exceed our current and accumulated earnings and profits, then the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. Shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution did, in fact, exceed our current and accumulated earnings and profits.

      FIRPTA Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), gain from the sale or exchange of U.S. real property interests generally is taxable to non-U.S. persons as if such gain were effectively connected with a U.S. trade or business. However, capital gain dividends and dividends treated as attributed to the gain from a disposition of U.S. real property (collectively, "FIRPTA dividends") paid by us to a non-U.S. Shareholder with respect to our stock (provided our stock is regularly traded on an established securities market) generally will not be subject to FIRPTA if the non-U.S. Shareholder has not owned more than 5% of our stock at any time during the taxable year in which the dividend is received. Instead, such capital gain dividends will be treated the same as ordinary dividends, subject to withholding at a 30% rate or lower rate applicable under an income tax treaty. Non-U.S. Shareholders that do not qualify for this exception will be taxed on our capital gain distributions at the same capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals). Corporate non-U.S. Shareholders that do not qualify for this exception may be subject to a 30% branch profits tax on FIRPTA dividends unless the shareholder is entitled to treaty relief or other exemption. We are required to withhold 35% of any FIRPTA dividend, including any distribution that we could designate as a capital gain dividend, unless the foregoing exception applies.

      Sales of Stock. Gain recognized by a non-U.S. Shareholder upon a sale or exchange of our stock generally will not be taxed under FIRPTA provided we are a "domestically controlled REIT." In general, we will qualify as a domestically controlled REIT if at all times during a designated testing period less than 50% in value of our stock is held (directly or indirectly) by foreign persons. Gain not subject to FIRPTA nevertheless will be subject to a 30% U.S. tax if the non-U.S. Shareholder is an alien individual who is present in the United States for 183 days or more during the taxable year, and certain other requirements are met.

      We anticipate that we will qualify as a domestically controlled REIT, but, because our shares are publicly traded, no assurance can be given that we will so qualify. If we are not a domestically controlled REIT, then a non-U.S. Shareholder's sale of our stock generally will not be subject to tax under FIRPTA if (a) our stock is regularly traded on an established securities market (such as the New York Stock Exchange) and (ii) the non-U.S. Shareholder has not owned more than 5% of our stock during a designated testing period. If gain on the sale of stock is subject to tax under FIRPTA, then a Non-U.S. Shareholder will be subject to income and branch profits taxes as described above under "--Taxation of Stockholders--Non-U.S. Stockholders--FIRPTA Dividends," and the purchaser of such shares may be required to withhold 10% of the gross purchase price.

      Federal Estate Taxes. In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, our stock will be included in the individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

      Backup Withholding and Information Reporting. A non-U.S. Shareholder generally is exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of shares effected at a United States office of a broker, as long as the income associated with these payments is otherwise exempt from United States federal income tax, the payor or broker does not have actual knowledge or reason to know that the shareholder is a United States person and the shareholder has furnished to the payor or broker a valid IRS Form W-8BEN or an acceptable substitute form certifying, under penalties of perjury, that the shareholder is a non-United States person. Payment of the proceeds from the sale of our stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if the proceeds are transferred to an account maintained by the non-U.S. Shareholder in the United States, the payment of proceeds or the confirmation of the sale is mailed to the shareholder at a United States address, or the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that the shareholder is a United States person and the documentation requirements described above are met or the shareholder otherwise establishes an exemption.

      A non-U.S. Shareholder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed its income tax liability by filing a refund claim with the IRS.

Other Tax Consequences

      We and our stockholders may be subject to state or local taxation in various state and local jurisdictions, including those in which we or they transact business or reside. State and local tax laws may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

                              SELLING STOCKHOLDERS

      "Selling stockholders" are those persons who may receive (or may be deemed to beneficially own) shares of our common stock registered pursuant to this registration statement upon the redemption and exchange of MLP Units and may be deemed affiliates of ours, as well as Winthrop Realty Trust, which currently owns our common shares and may be deemed an affiliate of ours. The number of shares on the following table represents the number of shares of common stock held by the selling stockholders as of November 1, 2006, the number of shares of common stock that may be obtained by the selling stockholders upon the redemption and exchange of all of their respective MLP Units for shares of our common stock registered pursuant to this registration statement, the maximum number of shares of common stock that the selling stockholders may offer pursuant to this prospectus and the aggregate number of shares of our common stock and the percentage of our outstanding shares of common stock that each of the selling stockholders would hold following the completion of this offering.

      The selling stockholders named below may from time to time offer the shares of common stock offered by this prospectus:

                                                                                                   Aggregate
                                         Total Shares                            Maximum         Shares Owned
                                          Held Prior          Shares             Shares            Following          Percentage
                                         to Redemption       Issuable            Offered            Exchange              of
                                         and Exchange    Upon Redemption        Pursuant              and             Outstanding
                                         of Units and      and Exchange          to this           Completion          Shares of
                                           Offering        of MLP Units         Prospectus         of Offering        Common Stock
         Selling Stockholder                  (1)              (2)                 (2)               (2) (3)            (2) (3)
------------------------------------    --------------   ----------------    ----------------    ----------------    --------------
Vornado Realty Trust (4)                        0         10,186,992 (5)      10,186,992 (5)            0                   0
AP Newkirk Holdings LLC (6)                     0         18,532,386          18,532,386                0                   0
Apollo Real Estate Investment Fund
III, L.P. (6)                                   0          4,826,667           4,826,667                0                   0
Winthrop Realty Trust (7)               4,375,000 (8)              0           4,375,000 (8)            0                   0

----------
(1)   Based on information available to us as of November 1, 2006.
(2) Assumes the selling stockholders that currently own MLP Units tender all of their MLP Units for exchange and we elect to satisfy our exchange obligation by issuing shares of common stock in exchange for the MLP Units.
(3) Assumes that all shares of common stock received upon the redemption of MLP Units are sold in this offering pursuant to this prospectus and that no other transactions with respect to shares of our common stock or MLP Units occur. Percentages in the last column are based upon 19,375,000 shares of our common stock outstanding as of November 1, 2006.
(4) The address of Vornado Realty Trust is 888 Seventh Avenue, New York, New York 10019.
(5) Comprised of shares underlying MLP Units that are held by VNK Corp., Vornado Newkirk L.L.C. and Vornado Realty L.P., each of which is controlled by Vornado Realty Trust.
(6) The address for this entity is 2 Manhattanville Road, Suite 203, Purchase, New York 10577.
(7) The address of Winthrop Realty Trust is 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114-9507.
(8) These shares are held by WRT Realty L.P., a wholly-owned subsidiary of Winthrop Realty Trust. All shares held by Winthrop Realty Trust are subject to lock-up agreements for a period originally set to expire on November 7, 2008, subject to certain limitations. However, pursuant to the Lexington merger, all lock-up restrictions with respect to the shares held by Winthrop Realty Trust will expire.

                              PLAN OF DISTRIBUTION

Issuance of Common Stock Upon Redemption of MLP Units

      This prospectus relates to the issuance by us of up to 45,000,000 shares of common stock if, and to the extent that, holders of MLP Units redeem their units and we assume Newkirk MLP's redemption obligations and elect to pay for the redemption with shares of our common stock.

      We may issue shares of our common stock in exchange for MLP Units upon the redemption of the units by their holders on a one share for one unit basis. There are 45,000,000 MLP Units that may be redeemed for shares issued pursuant to this prospectus, which represent 69.9% of the total outstanding limited partnership units. We may assume the redemption obligations of Newkirk MLP and may elect to pay the per unit redemption price in cash or by issuance of shares of our common stock. At this time, we anticipate that we will assume the redemption obligations and will elect to issue shares of our common stock upon the redemption of all outstanding MLP Units covered by this prospectus.

      Under the partnership agreement, each holder of MLP Units outstanding (other than us) on November 7, 2005 has the right, beginning on November 7, 2006, to redeem its MLP Units. This right may be exercised at the election of that limited partner by giving written notice, subject to some limitations. The purchase price for each of the MLP Units to be redeemed will equal the fair market value of one share of our common stock, calculated as the average of the daily closing prices for the ten consecutive trading days immediately preceding the date of determination or, if no closing price is available, the fair market value as determined in good faith by the board of directors of the general partner. The purchase price for MLP Units may be paid in cash or, in our discretion, by the issuance of a number of shares of our common stock equal to the number of operating partnership units with respect to which the rights are being exercised, subject to adjustment based on stock splits, below market issuances of common stock pursuant to rights, options or warrants to all holders of common stock and dividends of common shares. If the Lexington merger is consummated, each MLP Unit will thereafter be redeemable at the option of the holder for cash based on the value of a Lexington common share or, if Lexington elects, on a one-for-one basis for Lexington common shares, in each case giving effect to the .80 for one reverse split of MLP Units.

      No holder of MLP Units may exercise its redemption rights if we could not issue stock to the redeeming partner in satisfaction of the redemption (regardless of whether we would in fact do so instead of paying cash) because of the ownership limitations contained in our charter, or if the redemption would cause us to violate the REIT requirements. The relevant sections of our charter generally prohibit direct or indirect ownership of more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or 9.8% by value of our outstanding capital stock. Our charter provisions further prohibit any person from beneficially or constructively owning shares of our stock that would result in us being "closely held" under
Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT. In addition, no holder of MLP Units may exercise the redemption right:

      o for fewer than 500 MLP Units or, if he holds fewer than 500 MLP Units, all of MLP Units held by him;

      o     unless permitted by us, more than once each fiscal quarter; or

      o if we determine that allowing such redemption may cause the operating partnership to be treated as a publicly traded partnership. We intend to permit on an annual basis, transfers and redemptions, other than certain exempt transfers and redemptions, of up to 2% of the outstanding MLP Units, exclusive of MLP Units held by us.

Resales by Selling Stockholders

      This prospectus also relates to the resale of shares of our common stock issued upon redemption of MLP Units by the selling stockholders named in this prospectus that may be deemed our affiliates as well as by Winthrop Realty Trust which currently holds shares of our common stock and may be deemed an affiliate of ours. As used in this section of the prospectus, the term "selling stockholders" includes the selling stockholders named in the table above and any of their pledgees, donees, transferees or other successors-in-interest who receive shares of our common stock offered hereby from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer and who subsequently sell any of such shares after the date of this prospectus.

      All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us. Underwriting discounts, brokerage commissions and similar selling expenses, if any, attributable to the sale of the securities covered by this prospectus will be borne by the respective selling stockholders.

      The selling stockholders may sell under this prospectus the shares which are outstanding at different times. The selling stockholders will act independently of us in making decisions as to the timing, manner and size of each sale. The sales may be made on any national securities exchange or quotation system on which the shares may be listed or quoted at the time of sale, in the over-the-counter market or other than in such organized and unorganized trading markets, in one or more transactions, at:

      o     fixed prices, which may be changed;

      o     prevailing market prices at the time of sale;

      o     varying prices determined at the time of sale; or

      o     negotiated prices.

      The shares may be sold by one or more of the following methods in addition to any other method permitted under this prospectus:

      o a block trade in which the broker-dealer so engaged may sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o a purchase by a broker-dealer as principal and resale by such broker-dealer for its own account;

      o an ordinary brokerage transaction or a transaction in which the broker solicits purchasers;

      o     a privately negotiated transaction;

      o     an underwritten offering;

      o securities exchange or quotation system sale that complies with the rules of the exchange or quotation system;

      o through short sale transactions following which the shares are delivered to close out the short positions;

      o     through the writing of options relating to such shares; or

      o     through a combination of the above methods of sale.

      The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell shares covered by this prospectus, including in short sale transactions. If so, the third party may use shares pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of shares, and may use shares received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of shares. We will file a supplement to this prospectus to describe any derivative transaction effected by the selling stockholders and to identify the third party in such transactions as an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act.

      The selling stockholders may effect such transactions by selling the shares covered by this prospectus directly to purchasers, to or through broker-dealers, which may act as agents for the seller and buyer or principals, or to underwriters who acquire shares for their own account and resell them in one or more transactions. Such broker-dealers or underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares covered by this prospectus for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) and such discounts, concessions, or commissions may be allowed or re-allowed or paid to dealers. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed at different times.

      The selling stockholders and any broker-dealers that participate with the selling stockholders or third parties to derivative transactions in the sale of the shares covered by this prospectus may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

      We will make copies of this prospectus available to the selling stockholders and have informed them of their obligation to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

      The selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, or any other available exemption from required registration under the Securities Act, provided they meet the criteria and conform to the requirements of such exemption.

      We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangements have been entered into with an underwriter, a broker-dealer for the sale of shares through an underwritten offering, a block trade, special offering, exchange or secondary distribution or a purchase by a broker-dealer. Such supplement will disclose:

      o the name of each such selling stockholder and of the participating underwriters or broker-dealers;

      o     the number of shares involved;

      o     the price at which such shares were sold;

      o the commissions paid or discounts or concessions allowed to such underwriters or broker-dealers, where applicable;

      o as appropriate, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

      o     other facts material to the transaction.

      In addition, upon receiving notice from a selling stockholder that a donee, pledgee or transferee or other successor-in-interest intends to sell more than 500 shares covered by this prospectus, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act to identify the non-sale transferee.

      The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of such shares may have an adverse effect on the market price of the securities, including the market price of the shares. Moreover, the selling stockholders are not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time, which may have an adverse effect on the market price of the shares.

      We and the selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                     EXPERTS

      The consolidated financial statements and the related financial statement schedule of Newkirk Realty Trust, Inc. incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the consolidated financial statements of Newkirk Realty Trust, Inc. incorporated in this prospectus by reference from our Definitive Proxy Statement on Schedule 14A filed on October 26, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of The Newkirk Master Limited Partnership for the year ended December 31, 2003 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and from our Definitive Proxy Statement on Schedule 14A filed on October 26, 2006 have been audited by Imowitz, Koenig & Co., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

      Certain matters of Maryland law, including the legality of the securities offered hereby, will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, MD. Certain tax matters and certain legal matters in connection with this offering will be passed upon for us by Katten Muchin Rosenman LLP, New York, NY.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected, without charge, at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission's public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330. Such materials may also be inspected on the Securities and Exchange Commission's website at www.sec.gov. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol "NKT", and all such reports, proxy statements and other information filed by us with the New York Stock Exchange may be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005. You can also obtain information about us at our website, www.newkirkreit.com.

      This prospectus constitutes part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the registration statement.

                           INCORPORATION BY REFERENCE

      There are incorporated by reference in this prospectus the following documents previously filed by us with the Securities and Exchange Commission.

      (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

      (b) Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

      (c) Our Current Reports on Form 8-K filed January 17, 2006, March 2, 2006, March 15, 2006, March 22, 2006, April 5, 2006, April 12, 2006,
            May 2, 2006, May 30, 2006, July 17, 2006, July 24, 2006, July 31,
            2006, September 13, 2006, October 13, 2006, October 19, 2006 and
            October 30, 2006;

      (d)   Our Definitive Proxy Statement on Schedule 14A filed on April 11,
            2006;

      (e) The description of the shares of common stock contained in our registration statement on Form 8-A filed on November 7, 2005;

      (f) Our Definitive Proxy Statement on Schedule 14A filed on October 26, 2006 other than Annex D thereto, the section entitled "THE MERGER - Opinion of Lexington's Financial Advisors, Wachovia Securities" and other information incorporated by reference into such Definitive Proxy Statement; and

      (g) The Definitive Proxy Statement of Newkirk MLP on Schedule 14A, filed on October 18, 2006.

      The Securities and Exchange Commission has assigned file number 1-32662 to reports and other information that we file with the Securities and Exchange Commission.

      All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 prior to the termination of the offering of the offered securities, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to Carolyn Tiffany, Secretary, 7 Bulfinch Place, Suite 500, Boston, MA 02114, telephone number (617) 570-4680, and at Two Jericho Plaza, Wing A, Jericho, NY 11753, telephone number (516) 822-0022.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth the estimated expenses in connection with the registration and sale of the shares registered hereby, all of which will be paid by the registrant, except as noted in the prospectus:


SEC registration fee ..........................................  $        86,115
New York Stock Exchange fees ..................................          216,000
Transfer agent's fees .........................................           10,000
Legal fees and expenses .......................................           70,000
Accounting fees and expenses ..................................           30,000
Miscellaneous expenses ........................................           10,000
                                                                 ---------------
     Total ....................................................  $       422,115
                                                                 ===============


Item 15. Indemnification of Directors and Officers.

      Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

      Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, member or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service as a present or former director or officer of the Company and, without requiring a preliminary determination as to the ultimate entitlement to indemnification, to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, member or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service as a present or former director or officer of the Company and, without requiring a preliminary determination as to the ultimate entitlement to indemnification, to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

      Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 16. Exhibits.

      See the Exhibit Index which is hereby incorporated herein by reference.

Item 17. Undertakings.

      The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes that: (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; (b) for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on November 17, 2006.


                                        NEWKIRK REALTY TRUST, INC.


                                        By: /s/ MICHAEL L. ASHNER
                                            ------------------------------------
                                            Michael L. Ashner
                                            Chairman and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                         Title                        Date


*
---------------------------
Michael L. Ashner            Chairman and Chief Executive      November 17, 2006
                             Officer


*
---------------------------
Peter Braverman              President and Director            November 17, 2006


*
---------------------------
Thomas C. Staples            Chief Financial Officer           November 17, 2006


*
---------------------------
Lara Sweeney Johnson         Director                          November 17, 2006


*
---------------------------
Harold First                 Director                          November 17, 2006


*
---------------------------
Richard S. Frary             Director                          November 17, 2006

*
---------------------------
Isidore Mayrock              Director                          November 17, 2006


*
---------------------------
Lewis S. Meltzer             Director                          November 17, 2006


*
---------------------------
Laura Pomerantz              Director                          November 17, 2006


*
---------------------------
Miles M. Stuchin             Director                          November 17, 2006


*
---------------------------
Steven Zalkind               Director                          November 17, 2006


*
---------------------------
Clifford Broser              Director                          November 17, 2006


* By: /s/ Michael L. Ashner
      ---------------------
      Michael L. Ashner
      Attorney-in-Fact

                                  EXHIBIT INDEX

3.1   Amended and Restated Articles of Incorporation of the Company          (b)

3.2   Amended and Restated By-laws of the Company                            (b)

4.1   Form of Certificate of Common Stock                                    (a)

4.2   Form of Special Voting Preferred Stock                                 (a)


5     Opinion of Ballard Spahr Andrews & Ingersoll, LLP                      +


23.1  Consent of Deloitte & Touche LLP                                       *


23.2  Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
      Exhibit 5)                                                             +


23.3  Consent of Imowitz Koenig & Co., LLP                                   *


24    Power of Attorney                                                      +


(a) Incorporated by reference to Amendment No. 5 to the Registrant's Registration Statement on Form S-11 (Registration No. 333-127278) filed on October 28, 2005

(b) Incorporated by reference to the Company's Current Report on 8-K filed November 15, 2005


----------
* Filed herewith
+ Previously filed